Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-135723, 333-150553 and 333-157102) on Form S-8 of VIASPACE Inc. of our report dated April 14, 2016, relating to our audits of the financial statements which appear in this Annual Report on Form 10-K of VIASPACE Inc. for the year ended December 31, 2015. Our report dated April 14, 2016, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Hein & Associates LLP

Hein & Associates LLP

Irvine, California

April 14, 2016